Exhibit 99.1

CONTACT:
For Pacific Sunwear:	For Golden Gate Capital:
Michael W. Kaplan	Paul Kranhold
Chief Financial Officer	Sard Verbinnen & Co
(714) 414-4003	(415) 618-8750

PACIFIC SUNWEAR ANNOUNCES

REAL ESTATE RESTRUCTURING; NEW FINANCINGS

WITH WELLS FARGO CAPITAL FINANCE AND GOLDEN GATE CAPITAL;

THIRD QUARTER OPERATING RESULTS; FOURTH QUARTER GUIDANCE;

AND ADOPTION OF SHAREHOLDER PROTECTION RIGHTS PLAN

—Third Quarter same-store sales of -3%—

ANAHEIM, Calif., December 7, 2011 — Pacific Sunwear of California, Inc. (NASDAQ: PSUN) announced today the completion of extensive negotiations with landlords that will result in the closure of approximately 175-200 underperforming stores within the next 14 months. The Company also announced the completion of a five-year, $100 million revolving credit facility with Wells Fargo Capital Finance and a five-year, $60 million senior secured term loan funded by Golden Gate Capital, a leading private equity firm with extensive experience in the retail sector.

“The combination of these transactions greatly enhances our financial and operating position, and is another critical step forward as we work to re-establish PacSun as a leading specialty retailer across the U.S.,” said Gary H. Schoenfeld, President and Chief Executive Officer. “With the support from all of our major landlords, we can now focus on our targeted base of 550-600 better performing stores and our enhanced merchandising and marketing strategies for becoming the preferred destination among teens and young adults for great style and great brands.”

Real Estate Restructuring

The agreements reached with the Company’s landlords include the buyout of approximately 75 leases at a cost of approximately $13 million, short-term extensions for approximately 50 better performing stores, and termination upon lease expiration of approximately 115 stores by the end of fiscal 2012. A portion of the proceeds from the Golden Gate Capital senior secured term loan will be utilized to fund the lease buyout payments.

“For the prior twelve months through the end of the third quarter, the stores that we will be closing had average sales of $0.6 million and a same-store sales rate of -9%. Conversely, average sales for the remainder of our stores were approximately $1.1 million with a same-store sales rate of -1% which represents a much healthier base to move forward with,” Mr. Schoenfeld said.

3450 East Miraloma Avenue ☐ Anaheim, CA 92806 ☐ (714) 414-4000

New Financings

The Company entered into a new five year $100 million revolving credit facility with Wells Fargo Capital Finance, replacing the previous revolving credit facility which would have expired in April, 2013. The Wells Fargo credit facility is secured primarily by a first priority interest in inventory and other excess working capital, and bears interest at the rate of 150-200 basis points over LIBOR.

Golden Gate’s senior secured term loan is secured by a second lien on the Company’s inventory and receivables, and a first lien in the Company’s remaining assets. In addition to interest and fees payable on the loan, the Company issued convertible preferred stock to an affiliate of Golden Gate which gives it the right to purchase up to 19.9% of the Company’s common stock (16.7% on a fully-diluted basis) at an exercise price of $1.75, a 33% premium over the closing price of the Company’s common stock on December 6, 2011. Golden Gate also received the right to appoint two members to PacSun’s Board of Directors. Joshua Olshansky, a Managing Director and head of Golden Gate’s retail group, and Neale Attenborough, Golden Gate’s retail group Operating Partner, were appointed to fill the two current vacancies on PacSun’s Board.

Golden Gate is one of the most active private equity investors in the retail and restaurants sector and has extensive experience working with brands in transition. Some of the firm’s portfolio companies include Express, J.Jill, Eddie Bauer, Zales and California Pizza Kitchen. “Golden Gate’s deep retail experience, strong track record of working with great brands, and highly flexible investment approach make them an attractive partner for PacSun,” Mr. Schoenfeld said. “We look forward to working closely with them along with Wells Fargo which has been a banking partner for several years.”

Mr. Olshansky stated, “Taken in the aggregate, these actions will immediately strengthen the Company by improving its liquidity, profitability and the quality of its real estate portfolio. The initiatives announced today give the Company and its new management team time and significant additional resources to execute on and accelerate its turnaround plan.”

Financial Results for Third Fiscal Quarter of 2011

The Company also announced its results for the third quarter of fiscal 2011. Net sales for the third quarter of fiscal 2011 ended October 29, 2011, were $242.0 million versus net sales of $257.9 million for the third quarter of fiscal 2010 ended October 30, 2010. Total Company same-store sales decreased 3% during the period.

On a GAAP basis, including real estate buyout costs of $1.9 million and non-cash asset impairment charges of $4.4 million related to store closures, the Company reported a net loss of $17.6 million, or $(0.26) per share, compared to a net loss of $7.0 million, or $(0.11) per share, for the third quarter of fiscal 2010, which included non-cash asset impairment charges of $0.6 million related to store closures. On a non-GAAP basis, excluding the aforementioned store closure charges, and using a normalized annual income tax rate of approximately 37%, the Company’s net loss for the third quarter would have been $7.1 million, or $(0.10) per share, as compared to a net loss of $3.9 million, or $(0.06) per share, for the same period a year ago.

“After a soft start to the back-to-school season in early August, our business improved in both men’s and women’s resulting in same-store sales and non-GAAP loss per share for Q’3 better than we had expected,” Mr. Schoenfeld said. “Looking now to the fourth quarter, we were encouraged by double-digit positive comps on Black Friday and a particularly strong response to our new strategies for women’s holiday merchandising. Yet seasonal categories in both genders have started off slower than we would have expected resulting in quarter-to-date comp trends similar to the -3% we achieved in Q’3.”

3450 East Miraloma Avenue ☐ Anaheim, CA 92806 ☐ (714) 414-4000

Financial Outlook for Fourth Fiscal Quarter of 2011

The Company’s guidance range for the fourth quarter of fiscal 2011 includes certain one-time buyout charges related to store closures of $11 million and a GAAP net loss per share of $(0.44) to $(0.58), which reflects the continuing impact of maintaining a valuation allowance against deferred tax assets. On a non-GAAP basis, excluding such one-time charges along with a normalized annual income tax rate of approximately 37%, the Company’s guidance range translates to a net loss of $(0.18) to $(0.27) per share for the fourth quarter of fiscal 2011.

The forecasted fourth quarter guidance range is based on the following assumptions:

•	Same-store sales of minus 3% to plus 2%;

•	Gross margin rate, including buying, distribution and occupancy, of 18% to 21%, on a GAAP basis;

•	SG&A expenses in the range of $81 million to $83 million; on a GAAP basis; and

•	On a non-GAAP basis and adjusted for store closure related charges, SG&A expenses in the range of $71 million to $73 million.

Shareholder Protection Rights Plan

Independent of Golden Gate’s investment, the Company also announced that its Board of Directors has adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of common stock of the Company. The dividend will be paid to shareholders of record on December 12, 2011, upon certification by the Nasdaq Global Select Market to the SEC that the Rights have been approved for listing. Additionally, if any person or group acquires between 15% and 50% of the Company’s common stock, the Board of Directors may, at its option, exchange one share of the Company’s common stock for each Right. Under the Plan, among other things, a person or group which acquires 15% or more of the common stock of the Company will trigger the ability of the shareholders (other than the 15% holder) to exercise the Rights for an exercise price of $4.50 (subject to certain adjustments from time to time) and to purchase a number of shares of common stock with a market value of twice the exercise price of the Rights exercised. Existing holders of 15% or more of the common stock are grandfathered under the Plan until such time as they acquire more than 0.1%, of the Company’s common stock than they had as of the date of the adoption of the Rights Plan. The Rights are redeemable at any time by the Company at $.01 per Right. The Plan expires in 2014.

Commenting on the Plan, Peter Starrett, PacSun’s Chairman, stated “In light of current and potential additional significant ownership stakes in the Company’s stock and our ongoing efforts to implement a turnaround in the Company’s performance, the Board determined that it was in the best interests of shareholders to prevent a change in control of the Company without the payment of a control premium. The Plan is not intended to and would not preclude an acquisition of PacSun at a full and fair price.”

Additional information regarding the Shareholder Protection Rights Plan, the Company’s real estate restructuring efforts and the Wells Fargo and Golden Gate Capital transactions, can be found in the Company’s Current Report on Form 8-K which was filed today with the SEC. Guggenheim Securities, LLC was the Company’s financial advisor for its transaction with Golden Gate.

Mr. Schoenfeld concluded, “Like every other retailer we are eager to get into the peak holiday season that is now upon us. As we look beyond the end of this year, today’s announcements mark another important step forward in the turnaround of PacSun, and I appreciate the continued hard work and commitment of our entire organization.”

3450 East Miraloma Avenue ☐ Anaheim, CA 92806 ☐ (714) 414-4000

About Pacific Sunwear of California, Inc.

Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of December 7, 2011, the Company operates 819 stores in all 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

The Company will be hosting a conference call today at 4:30 p.m. Eastern time to review the results of its third fiscal quarter. A telephonic replay of the conference call will be available, beginning approximately two hours following the call, for one week and can be accessed in the United States and Canada at (855) 859-2056 or internationally at (404) 537-3406; passcode: 30247379. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company’s investor relations website through midnight, March 12, 2012.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private investment firm with approximately $12.5 billion of capital under management. The principals of Golden Gate have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Golden Gate is one of the most active investors in leading brands in the retail and restaurant sectors. Representative investments include Express, Zales, Eddie Bauer, J.Jill, California Pizza Kitchen, Romano’s Macaroni Grill, and On the Border Mexican Grill. For additional information, visit www.goldengatecap.com.

About Wells Fargo Capital Finance

Wells Fargo Capital Finance is the trade name for certain asset-based lending, accounts receivable and purchase order finance services of Wells Fargo & Company and its subsidiaries, and provides traditional asset-based lending, specialized senior secured financing, accounts receivable financing, purchase order financing and channel finance to companies across the United States and Canada. Dedicated teams within Wells Fargo Capital Finance provide financing solutions for companies in specific industries such as retail, software publishing and high-technology, commercial finance, staffing, government contracting and others. For more information, visit www.wellsfargocapitalfinance.com.

About Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”

Pacific Sunwear Safe Harbor

This press release contains “forward-looking statements” including, without limitation, the statements made by Mr. Schoenfeld in the second, fourth, eleventh and twelfth paragraphs, statements by Mr. Olshansky in the eighth paragraph, statements regarding the availability of the Company’s new revolving credit facility, and the statements made under the heading “Financial Outlook for Fourth Fiscal Quarter of 2011.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales declines; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally

3450 East Miraloma Avenue ☐ Anaheim, CA 92806 ☐ (714) 414-4000

associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended January 29, 2011, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

3450 East Miraloma Avenue ☐ Anaheim, CA 92806 ☐ (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per share data)

	Third Quarter Ended		First Three Quarters Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net sales	$242,011	$257,904	$642,663	$666,548
Gross margin	58,634	64,377	143,604	157,601
SG&A expenses	75,352	71,093	209,332	218,192

Operating loss	(16,718)	(6,716)	(65,728)	(60,591)
Other expense, net	1,178	420	2,292	497

Loss before income taxes	(17,896)	(7,136)	(68,020)	(61,088)
Income tax (benefit) expense	(294)	(173)	310	367

Net loss	$(17,602)	$(6,963)	$(68,330)	$(61,455)

Net loss per share:
Basic and Diluted	$(0.26)	$(0.11)	$(1.03)	$(0.93)

Weighted-average shares outstanding:
Basic and Diluted	66,855	66,057	66,468	65,949

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	October 29, 2011	January 29, 2011	October 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$8,280	$63,710	$43,975
Inventories	152,249	95,701	166,300
Prepaid expenses	18,405	11,669	11,712
Other current assets	6,620	4,773	4,575

Total current assets	185,554	175,853	226,562
Property and equipment, net	158,157	193,180	212,120
Other long-term assets	31,725	32,243	29,951

Total assets	$375,436	$401,276	$468,633

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$89,572	$41,028	$77,237
Other current liabilities	39,133	42,186	34,826

Total current liabilities	128,705	83,214	112,063
Deferred lease incentives	22,483	28,553	31,551
Deferred rent	18,623	19,786	20,230
Mortgage debt	28,692	29,093	29,223
Other long-term liabilities	26,554	26,296	27,156

Total liabilities	225,057	186,942	220,223
Total shareholders’ equity	150,379	214,334	248,410

Total liabilities and shareholders’ equity	$375,436	$401,276	$468,633

3450 East Miraloma Avenue ☐ Anaheim, CA 92806 ☐ (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	First Three Quarters Ended
	October 29, 2011	October 30, 2010
Cash flows from operating activities:
Net loss	$(68,330)	$(61,455)
Depreciation and amortization	32,758	41,910
Asset impairment	12,829	8,209
Noncash stock-based compensation	2,524	3,082
Loss on disposal of property and equipment	161	710
Changes in operating assets and liabilities:
Inventories	(56,548)	(76,869)
Accounts payable and other current liabilities	45,183	30,290
Other assets and liabilities	(13,839)	(8,076)

Net cash used in operating activities	(45,262)	(62,199)

Cash flows from investing activities:
Capital expenditures	(10,165)	(15,544)
Proceeds from insurance settlements	300	—

Net cash used in investing activities	(9,865)	(15,544)

Cash flows from financing activities:
Proceeds from mortgage borrowings	—	29,800
Payments for mortgage borrowings costs	—	(1,154)
Proceeds from exercise of stock options	313	298
Principal payments under mortgage borrowings	(375)	(80)
Principal payments under capital lease obligations	(241)	(237)

Net cash (used in) provided by financing activities	(303)	28,627

Net decrease in cash and cash equivalents	(55,430)	(49,116)
Cash and cash equivalents, beginning of period	63,710	93,091

Cash and cash equivalents, end of period	$8,280	$43,975

PACIFIC SUNWEAR OF CALIFORNIA, INC.

SELECTED STORE OPERATING DATA

	October 29, 2011	October 30, 2010
Stores open at beginning of fiscal year	852	894
Stores opened during the period	—	2
Stores closed during the period	(32)	(19)

Stores open at end of period	820	877

3450 East Miraloma Avenue ☐ Anaheim, CA 92806 ☐ (714) 414-4000

	October 29, 2011		October 30, 2010
	Store Count	Square Footage (000s)	Store Count	Square Footage (000s)
PacSun Core stores	699	2,705	752	2,895
PacSun Outlet stores	121	489	125	505

Total stores	820	3,194	877	3,400

PACIFIC SUNWEAR OF CALIFORNIA, INC.

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(unaudited, in thousands except per share data)

	Third Quarter Ended		First Three Quarters Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
GAAP SG&A	$(75,352)	$(71,093)	$(209,332)	$(218,192)
Store closure charges
- Asset impairment	4,440	637	5,318	1,210
- Lease terminations	1,832	—	1,959	—

Non-GAAP SG&A	$(69,080)	$(70,456)	$(202,055)	$(216,982)

GAAP net loss	$(17,602)	$(6,963)	$(68,330)	$(61,455)
Store closure charges, net of tax
- Asset impairment	2,797	401	3,351	763
- Lease terminations	1,172	—	1,468	73
Valuation allowance	6,575	2,622	25,274	22,909

Non-GAAP net loss	$(7,058)	$(3,940)	$(38,237)	$(37,710)

GAAP net loss per share	$(0.26)	$(0.11)	$(1.03)	$(0.93)
Store closure charges, net of tax
- Asset impairment	0.04	0.01	0.05	0.01
- Lease terminations	0.02	—	0.02	—
Valuation allowance	0.10	0.04	0.38	0.35

Non-GAAP net loss per share	$(0.10)	$(0.06)	$(0.58)	$(0.57)

Shares used in calculation	66,855	66,057	66,468	65,949

3450 East Miraloma Avenue ☐ Anaheim, CA 92806 ☐ (714) 414-4000

Financial Outlook GAAP to Non-GAAP Reconciliation (in millions, except per share amounts):

Guidance for the fourth fiscal quarter of 2011
GAAP SG&A expenses	$ 81 to $ 83
Store closure charges	10 to 10

Non-GAAP SG&A expenses	$ 71 to $ 73

GAAP net loss	$(30) to $ (39)
Store closure charges, net of tax	7 to 7
Valuation allowance	11 to 14

Non-GAAP net loss	$(12) to $ (18)

GAAP net loss per share	$(0.44) to $ (0.58)
Store closure charges, net of tax	0.10 to 0.10
Valuation allowance	0.16 to 0.21

Non-GAAP net loss per share	$(0.18) to $ (0.27)

*The Company assumed a normalized annual income tax rate of approximately 37% against pre-tax operating losses which represents the expected effective tax rate for fiscal 2011, exclusive of any impact from valuation allowances.

ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated December 7, 2011 contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP SG&A expenses, non-GAAP net loss and non-GAAP net loss per share for the third quarter and the first three quarters of fiscal 2011 and 2010 and non-GAAP SG&A expenses, non-GAAP net loss and non-GAAP net loss per share guidance for the fourth quarter of fiscal 2011. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following items from all of its non-GAAP financial measures:

•	Store closure charges

•	Valuation allowance

The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.

3450 East Miraloma Avenue ☐ Anaheim, CA 92806 ☐ (714) 414-4000